EXHIBIT 5.1

[SPECTRUM LAW GROUP LLP LETTERHEAD]

April 11, 2007

Marmion Industries Corp.
9103 Emmott Road, Building 6, Suite A,
Houston, Texas 77040

Re: Marmion Industries Corp./ Registration Statement on Form SB-2

Gentlemen:

We are special counsel to Marmion Industries Corp., a Nevada corporation (the “Company”). In connection with the preparation and filing of a Form SB-2 Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the sale by certain selling stockholders (the "Selling Stockholders") of 15,900,000 shares of Common Stock, par value $0.001 per share (the "Common Stock") of the Company issuable upon the conversion (the “Conversion Shares”) of the convertible debenture dated March 22, 2007 (the “Debenture”) issued by the Company. We have examined the originals or copies of corporate records, certificates of public officials and officers of the Company and other instruments relating to the authorization and issuance of such shares of Common Stock as we have deemed relevant and necessary for the opinion hereinafter expressed.

On the basis of the foregoing, we are of the opinion (i) the Conversion Shares to be offered and sold by the Selling Stockholders have been duly authorized, and when converted into Common Stock in accordance with the terms of Debenture, will be legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectuses constituting a part thereof and any amendment thereto.

Sincerely,

SPECTRUM LAW GROUP LLP

/s/ Spectrum Law Group LLP